Exhibit 10.43

March 16, 2007

Stephen M. Smith

Dear Steve:

Equinix Operating Company, Inc. (“Equinix”) is pleased to offer you employment on the following terms:

1. Position. You will serve in a full-time capacity of Chief Executive Officer and will report to the Board of Directors, Equinix. You will also serve as a member of the Board of Directors of Equinix while serving as Chief Executive Officer. By signing this letter agreement, you represent and warrant to Equinix that you are under no contractual commitments inconsistent with your obligations to Equinix. We acknowledge that you currently serve as a member of the Board of Directors of Ingres.

2. Salary. You will be paid a salary at the annual rate of $450,000.00, which will be paid on a semi-monthly basis at $18,750 in accordance with Equinix’s standard payroll practices for salaried employees. This salary will be subject to adjustment pursuant to Equinix’s employee compensation policies in effect from time to time.

3. Restricted Stock Awards. It has been recommended to the Compensation Committee of Equinix’s Board of Directors that you be granted within 30 days of the commencement of your employment the following under Equinix’s 2000 Equity Incentive Plan and pursuant to the terms of the Notice of Restricted Stock Award and Restricted Stock Agreement attached as Exhibit C:

(i) 24,000 restricted shares of common stock of Equinix vesting from your commencement of employment (the “Vesting Commencement Date”). The first 25% of the shares subject to the award shall vest on the one year anniversary of the Vesting Commencement Date. Thereafter, an additional 12.5% of the shares subject to the award shall vest on your completion of each six months of continuous service thereafter.

(ii) 60,000 performance-based restricted shares of common stock of Equinix vesting from the Vesting Commencement Date. The first 25% of the shares subject to the award shall vest on the one year anniversary of the Vesting Commencement Date, provided a stock price appreciation target is met. Thereafter, an additional 12.5% of the shares subject to the award shall vest on

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your completion of each six months of continuous service thereafter provided certain stock price appreciation targets are met. Such stock price appreciation targets shall be based on a price appreciation target of 8.75% per annum measured from the date you commence employment with Equinix.

Both restricted share awards will be subject to vesting acceleration as provided in the Severance Agreement, attached hereto as Exhibit B and the Restricted Stock Agreement, attached hereto as Exhibit C.

4. Proprietary Information and Inventions Agreement. Like all Equinix employees, you will be required, as a condition to your employment with Equinix, to sign Equinix’s standard Proprietary Information and Inventions Agreement, a copy of which is attached hereto as Exhibit A.

5. Period of Employment. Your employment with Equinix will be “at will,” meaning that either you or Equinix will be entitled to terminate your employment at any time and for any reason, with or without cause. Any contrary representations which may have been made to you are superseded by this offer. This is the full and complete agreement between you and Equinix on this term. Although your job duties, title, compensation and benefits, as well as Equinix’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of Equinix.

6. Outside Activities. While you render services to Equinix, you will not engage in any other gainful employment, business or activity without the written consent of Equinix. Equinix consents to your continued membership on the board of directors of Ingres Corporation. While you render services to Equinix, you also will not assist any person or organization in competing with Equinix, in preparing to compete with Equinix or in hiring any employees of Equinix.

7. Indemnification. Equinix will indemnify you and pay for your legal expenses with respect to any claims, lawsuits or other proceedings made or threatened against you or in which you are named as a party which arise out of the performance of your duties to Equinix to the maximum extent permitted by law and Equinix will provide Director and Officer insurance coverage in accordance with its existing practice. The foregoing indemnification will cover you for your performance of duties on behalf of Equinix prior to your commencement of employment.

8. Withholding Taxes. All forms of compensation referred to in this letter are subject to reduction to reflect applicable withholding and payroll taxes.

9. Entire Agreement. This letter and the Exhibits attached hereto contain all of the terms of your employment with Equinix and supersede any prior understandings or agreements, whether oral or written, between you and Equinix.

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10. Amendment and Governing Law. This letter agreement may not be amended or modified except by an express written agreement signed by you and an authorized representative of Equinix’s Board of Directors. The terms of this letter agreement and the resolution of any disputes will be governed by the laws of the state of California.

11. Benefits. You and your dependents will be entitled to participate in the Company’s medical and dental benefit plans in accordance with their terms. You will be entitled to participate in all benefit arrangements provided by Equinix on the same basis as those benefits are made available to the executive officers of Equinix.

12. Paid Time Off. You will be entitled to Paid Time Off (PTO) that accrues on a semi-monthly basis. You will accrue 5 hours per pay period. See the U.S. Equinix Employee handbook for more information.

13. Other Terms. As required by law, your employment with Equinix is also contingent upon your providing legal proof of your identity and authorization to work in the United States.

14. Sign-On Bonus. When you join Equinix, you will receive a one time ‘signing’ bonus of $100,000 less statutory withholding at the first payroll date following your commencement of employment. The parties agree that your first day of employment will be April 2, 2007.

15. Company-Wide Bonus. You are also eligible to participate in the Equinix U.S. 2007 Annual Cash Incentive Plan. The cash incentive plan is based on Equinix’s financial performance and your individual performance. The Operating Plan Achievement Bonus you are eligible to receive will be up to 50% of your base salary. The Over-Performance Bonus you are eligible to receive will be an additional amount up to 50% of your base salary. The cash incentive bonus will be pro-rated based on your start date, with the full 2007 pro-rated bonus guaranteed (100% of base salary). Detailed information on this plan will be provided to you after you start.

16. Severance Agreement. You will be entitled to certain severance benefits upon an involuntary termination of your employment with Equinix as detailed in the Severance Agreement, which is attached hereto as Exhibit B.

17. Attorney’s Fees. Equinix will reimburse you for all attorneys’ fees you incur for the review, preparation, analysis and negotiation of your employment documents, up to a maximum of $5,000.

This offer, if not accepted, will expire at the close of business on March 19, 2007.

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If you have any questions, please call me at (650) 513-7121.

Sincerely,

By:	/s/ Peter Van Camp
Peter Van Camp
CEO

I have read and accept this employment offer:

/s/ Stephen M. Smith
Stephen M. Smith

Dated: March 16, 2007

My Start Date will be April 2, 2007

Attachment

Exhibit A: Proprietary Information and Inventions Agreement

Exhibit B: Severance Agreement

Exhibit C: Notice of Restricted Stock Award and Restricted Stock Agreement

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